For Immediate Release-4/16/03
 Contact:  Shannan Guthrie
 PennRock Financial Services Corp.
 (717) 354-3612
 sbguthrie@bbnb.com

         PENNROCK FINANCIAL SERVICES CORP. REPORTS
         7.5% INCREASE IN FIRST QUARTER NET INCOME


 Blue Ball, PA, April 16, 2003 - PennRock Financial Services Corp. (Nasdaq:PRFS), parent company of Blue Ball National Bank, The National Advisory Group, Inc., and Pension Consulting Services, Inc. reports net income for the first quarter of 2003 increased 7.5% to $3.6 million or $.52 per share. Income for the first quarter of 2002 was $3.3 million or $.48 per share.

 PennRock's return on assets increased to 1.46% in the first quarter, up from 1.42% for last year. The return on average equity was 16.44% compared to 17.03% in 2002.

 As of March 31, 2003, PennRock's consolidated assets totaled $1.01 billion, an increase of $50.6 million or 5% compared with the first quarter of last year. Loans increased $43.7 million or 8% and were funded by an increase in deposits of $32.2 million or 5% from first quarter last year. Stockholders' equity increased by $8.8 million or 11%.

 PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, The National Advisory Group, Inc., and Pension Consulting Services, Inc. Blue Ball National Bank provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. The National Advisory Group, Inc. offers asset management and corporate retirement plan administration services to clients in southeastern Pennsylvania, New Jersey and Delaware, and serves as an investment advisor for a family of mutual funds. Pension Consulting Services, Inc. is a third party administrator of retirement plans for small to medium sized businesses and professional corporations. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

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FINANCIAL HIGHLIGHTS
In thousands; except per share data

                                   For the Three Months
                                     Ended March 31,
                               ----------------------------
                                  2003      2002    Change
                               --------- --------- --------
EARNINGS AND DIVIDENDS:
Interest income                  $13,356   $14,686    (9%)
Interest expense                   4,812     6,124   (21%)
Net interest income                8,543     8,562    (0%)
Provision for loan losses            450       444     1%
Non-interest income                3,325     2,455    35%
Non-interest expense               7,083     6,523     9%
Net income                         3,596     3,346     7%
Dividends paid                     1,382     1,327     4%

Per share:
     Net income - Basic          $   .52   $   .48     8%
     Net income - Diluted            .51       .47     9%
     Cash dividend                   .20       .19     5%

AT THE END OF THE PERIOD:
Securities                    $  299,972  $302,989    (1%)
Loans                            609,111   565,456     8%
Earning assets                   909,491   865,850     5%
Total assets                   1,010,525   959,943     5%
Deposits                         730,960   698,730     5%
Short-term borrowings             52,890    50,515     5%
Long-term debt                   127,000   121,000     5%
Stockholders' equity              88,186    79,371    11%

Per share:
     Book value               $    12.76  $  11.42    12%
     Market value                  28.10     25.45    10%

SELECTED RATIOS:
Return on average equity           16.44%    17.03%   (3%)
Return on average assets            1.46%     1.42%    3%
Net interest margin (taxable
     equivalent)                    3.95%     4.29%   (8%)
Total capital to average assets     9.55%     9.73%   (2%)
Price-to-earnings (x)              13.32     13.24     1%
Market-to-book value (x)            2.20      2.23    (1%)
Allowance for loan losses
     to loans                       1.19%     1.33%  (11%)
Non-performing loans to loans       0.26%     0.82%  (68%)
Net charge-offs to loans            0.05%     0.03%   67%
Dividend payout                    38.43%    39.65%   (3%)

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All per share data have been restated for a 10% stock
dividend declared on July 9, 2002 and payable on August 13, 2002.